Exhibit 99.1

Contact:

Maria A. Grasso

Senior Executive Vice President, Chief Operating Officer

Flushing Bank

718-961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Appoints Douglas C. Manditch, former Chairman and Chief Executive Officer of Empire Bancorp, Inc. to Board of Directors

Uniondale, NY – November 5, 2020 – Flushing Financial Corporation (the “Company”) (Nasdaq: FFIC), the parent holding company for Flushing Bank (the “Bank”), announced today the appointment of Douglas C. Manditch, former Chairman and Chief Executive Officer of Empire Bancorp, Inc. to its Board of Directors effective November 1, 2020.

Alfred DelliBovi, Chairman of the Board of Flushing Financial Corporation, stated “On behalf of the Board, I would like to welcome Doug to our team. His insight and skills will add value for our shareholders as our Bank continues to grow.” John R. Buran, President and CEO of Flushing Bank, added “We are very pleased to have Doug join our Board. He has spent more than fifty years in the banking industry on Long Island. Doug’s extensive experience and network will prove invaluable to our successful expansion of Flushing Bank on Long Island.”

About Flushing Financial Corporation

Flushing Financial Corporation (Nasdaq: FFIC) is the holding company for Flushing Bank®, a New York State—chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, professionals, corporate clients, and public entities by offering a full complement of deposit, loan, equipment finance, and cash management services through its banking offices located in Queens, Brooklyn, Manhattan, and on Long Island. As a leader in real estate lending, the Bank’s experienced lending teams create mortgage solutions for real estate owners and property managers both within and outside the New York City metropolitan area. Flushing Bank is an Equal Housing Lender. The Bank also operates an online banking division consisting of iGObanking.com®, which offers competitively priced deposit products to consumers nationwide, and BankPurely®, an eco-friendly, healthier lifestyle community brand.

Additional information on Flushing Bank and Flushing Financial Corporation may be obtained by visiting the Company’s website at flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “goals”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.